Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-153734) on Form S-8 of Bioanalytical Systems, Inc. of our report dated March 22, 2018, relating to our audit of the financial statements of Seventh Wave Laboratories LLC, which appears in the Form 8-K/A of Bioanalytical Systems, Inc. dated September 14, 2018.

/s/ Purk and Associates, P.C.
September 14, 2018